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                ALLIANCE MUNICIPAL INCOME FUND II

                    CERTIFICATE OF AMENDMENT


         The undersigned, being the Secretary of Alliance Municipal Income Fund II (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated April 2, 1993, (hereinafter referred to as the "Declaration"), and by the affirmative vote of a Majority of the Trustees duly cast at a meeting duly called and held on September 30, 1996 the Declaration is hereby amended as follows:

I. Section 1.4 of the Declaration is amended by adding thereto the following definition:

         "Advisor Class Shares" shall mean, with respect to Shares of any Portfolio established and designated by the Declaration, that class of Shares which are not subject to a sales charge or "load" upon the purchase thereof and the proceeds of the redemption of which are not subject to a contingent deferred sales charge payable on such redemption.

II. The first paragraph of Section 6.2 is hereby amended and restated in its entirety to read as follows:

         "SECTION 6.2. Establishment and Designation of Certain Portfolios; General Provisions for All Portfolios. Without limiting the authority of the Trustees set forth in Section 6.1(a) hereof to establish and designate additional Portfolios, there is hereby established and designated the Florida Portfolio, the Minnesota Portfolio, the New Jersey Portfolio, the Pennsylvania Portfolio and the Ohio Portfolio (collectively, the "Initial Portfolios", and each singly, and "Initial Portfolio"), the Shares of which shall be divided into four separate Classes, designated Class A, Class B, Class C and Advisor Class, which shall represent interests only in the Initial Portfolio. An unlimited number of Shares of each such Class may be issued. All Shares of the Initial Portfolios outstanding on the date on which the amendments of this Declaration first providing for four Classes of Shares of any Series become effective shall continue to be Shares of the Class to which they belonged immediately prior to the effectiveness of such amendments. Subject to the power of the Trustees to classify or reclassify any unissued Shares of a Series pursuant to Section 6.1(a), the Shares of such





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Portfolio, and the Shares of any further Portfolios that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Portfolio at the time of establishing and designating the same) have the following relative rights and preferences:"

         IN WITNESS WHEREOF, the undersigned has set his hand and seal this 30th day of September, 1996.

                                   /s/ Edmund P. Bergan, Jr.

                             Name:  Edmund P. Bergan, Jr.
                             Title: Secretary



                      ACKNOWLEDGMENT

STATE OF NEW YORK )
                  : ss.
COUNTY OF NEW YORK)                                 , 1996

         Then personally appeared the above named Edmund P.
Bergan, Jr., and acknowledged the foregoing instrument to be his free act and deed.

         Before me,

                             /s/ Melanie S. Pangilinan
                             _____________________________
                             Notary Public
                                                   2-17-97
                             My Commission Expires ________


















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